Exhibit 99.1

Elys Game Technology Anticipates Revenue Growth of 22% for the 2021 fiscal year

NEW YORK, March 28, 2022 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS) (BER:3UW), an interactive gaming and sports betting technology company, today reported that management expects revenues to increase by approximately 22% to approximately $45.5 million for the fiscal year ended December 31, 2021, subject to final audit verification, compared to approximately $37.3 million for the fiscal year ended December 31, 2020. Additionally, we expect web-based gross gaming revenue to increase by approximately 74% to approximately $54.9 million for the fiscal year ended December 31, 2021, subject to final audit verification, compared to approximately $31.6 million for the fiscal year ended December 31, 2020.

Our recent entry into the US B2B market has had a very positive effect on our service related business, although still relatively small, our revenues in this segment have grown to approximately $1 million for the fiscal year ended December 31, 2021, an improvement of approximately 627%, subject to final audit verification.

Salient points about Operating expenses, before impairment charges, which includes selling and general and administrative expenses are anticipated to be as follows:

•	Selling expenses, which consists primarily of commissions paid to third party agents on our B2C operations in Europe and calculated as a percentage of turnover, of approximately $36.3 million increased by approximately 39% for the fiscal year ended December 31, 2021 compared to approximately $26.1 million in the prior year on the back of an increase in turnover of approximately 47%, all of which subject to final audit verification.

•	General and administrative expenses have increased by approximately $5.3 million or 39% from approximately $13.8 million in 2020 to approximately $19.1 million in 2021, subject to final audit verification. The increase is a direct result of our entry into the US market, including increased expenses related to the acquisition and operation of Bookmakers Company US, LLC and significant expenses incurred in both personnel costs and professional fees to develop and establish a foothold in the US Market. Developments included the first Class B Operator license issued in the country, and our first small business customer, Grand Central, in Washington D.C., and build-out for the recent addition of Ocean Resort Casino as our first major resort casino customer. We expect to continue incurring expenses related to our expansion investment in the US market.

Impairment charges, which are non-cash, are preliminarily estimated to be $16 million for 2021, subject to final audit verification. These preliminary impairment costs are estimated to include (i) an impairment of a European license of $4.8 million, as management is concentrating its efforts on the U.S. and Canadian markets with their future growth potential compared to the measured growth potential in more mature European markets; and (ii) an impairment of goodwill related to our recent U.S. acquisition preliminarily estimated to be $11.2 million which is offset by a reduction in future earnout payments estimated at $12.3 million, based on the timing of the anticipated revenue growth in our recently acquired subsidiary, Bookmakers Company US, LLC.

Michele Ciavarella, Executive Chairman of Elys, commented, “We are very pleased with the growth of our European operations demonstrating the value of early investments we made to develop our Newgioco brand in the Italian market and the streamlining of operations under the Multigioco subsidiary thereby eliminating the duplication of license management. Multigioco benefited from the completion of our Ulisse operations which were organized in the EU while operating in Italy. As reported in mid-2021, the Company phased out the Ulisse operations due to the impact of COVID restrictions on their land-based distribution resulting in a non-cash impairment of $4.8 million. We expect to win further B2C margin improvement by streamlining Multigioco operations as we grow our omni-channel distribution strategy and establish plans to roll-out the land-based channel of our powerful Elys Gameboard technology on a B2B basis in Europe.”

“As discussed in early 2021, we also began to realize our initial investment in our U.S. facing sports betting technology with the launch of our first U.S. operation in October 2021 at the Grand Central Restaurant and Sportsbook in Washington, D.C. Our goals continue to be not only to establish ourselves as one of the world’s leading end-to-end sports betting enterprises but, as importantly, to align our product and service offerings to the needs of our B2B clients as well as B2C consumers in order to build a well-managed organization that is both highly profitable and sustainable. In this regard, we believe that we are extremely well positioned to convert investment in technology into revenue generating customer relationships in the U.S. and Canada heading into 2022, including our recent partnership to challenge for top position in North America by combining our leading-edge US. designed sportsbook technology with industry giant Lottomatica and their highly experienced and talented management team. We anticipate meaningful near-term milestones and look forward to providing updates on these developments as they unfold.”

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states as well as the District of Columbia in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the estimated increase in revenues, the estimated increase in web-based gross gaming revenue, the estimated increase in percentage of turnover, the estimated increase in general and administrative expenses, the Company continuing to incur expenses related to its expansion investment in the U.S. market, winning further B2C margin improvement in Multigioco operations as the Company grows its omni-channel distribution strategy, rolling out the land-based channel of the Company’s powerful Elys Gameboard technology on a B2B basis in Europe, establishing ourselves as one of the world’s leading end-to-end sports betting enterprises, aligning its product and service offerings to the needs of its B2B clients as well as B2C consumers in order to build a well-managed organization that is both highly profitable and sustainable, converting investment in technology into revenue generating customer relationships in the U.S. and Canada, challenging for top position in North America by combining our leading-edge U.S. designed sportsbook technology with industry giant Lottomatica, anticipate meaningful near-term milestones and providing updates on these developments as they unfold. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully launch its operations in the U.S., the regulatory environment in all jurisdictions in which we operate, the ability to grow market share in new and existing markets, the Company’s ability to quickly adapt to market conditions such as the current pandemic, the Company’s ability to win further B2C margin improvement in Multigioco operations as we grow our omni-channel distribution strategy as expected, roll-out the land-based channel of our powerful Elys Gameboard technology on a B2B basis in Europe as planned, establish ourselves as one of the world’s leading end-to-end sports betting enterprises, aligning our product and service offerings to the needs of our B2B clients as well as B2C consumers in order to build a well-managed organization that is both highly profitable and sustainable, convert our investment in technology into revenue generating customer relationships in the U.S. and Canada as planned, challenge for top position in North America by combining our leading-edge U.S. designed sportsbook technology with industry giant Lottomatica as expected, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

The preliminary, estimated financial results for the fiscal year 2021 contained in this press release contain forward-looking statements and are subject to the completion of management’s and the audit committee’s final reviews and our other financial closing procedures and are therefore subject to change. You should not place undue reliance on such preliminary information and estimates because they may prove to be materially inaccurate. The preliminary information and estimates have not been compiled or examined by our independent auditors and they are subject to revision as we prepare our financial statements as of and for the fiscal year ended December 31, 2021, including all disclosures required by U.S. generally accepted accounting principles, and as our auditors conduct their audit of these financial statements. While we believe that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material.

Company Contact:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel: 1-628-258-5148

Email: m.ciavarella@elysgame.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Tel: 1-212-896-1254

Email: ELYS@KCSA.com